Exhibit 10.13

CONTRACT OF SALE

BETWEEN

LSF PRESIDIO INVESTMENT I, LLC

and

AMERIVEST CAMELBACK INC.

2710-2850 E. Camelback Road

Phoenix, Arizona

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE

1.1	Property.

ARTICLE II PURCHASE PRICE

2.1	Purchase Price.

2.2	Method of Payment.

2.3	Failure to Make Deposit.

2.4	Independent Consideration

ARTICLE III

3.1	Deliveries.

3.2	Inspections.

3.3	Inspection Period

3.4	Disclaimer of Warranties.

3.5	Release of Claims

3.6	Contracts to be Assumed by Purchaser.

3.7	Estoppels

3.8	Subordination, Non-disturbance and Attornment

ARTICLE IV SURVEY AND TITLE

4.1	Survey

4.2	Title Commitment

4.3	Title Policy.

4.4	Title.

4.5	Bill of Sale.

ARTICLE V SELLER’S COVENANTS

5.1	Seller hereby covenants and agrees with Purchaser as follows:

ARTICLE VI CLOSING

6.1	Closing Date.

6.2	Closing

6.3	Closing Prorations and Costs.

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6.4	Real Estate Taxes and Special Assessments

6.5	Closing Estimates and Final Adjustments.

ARTICLE VII CASUALTY

7.1	Casualty.

7.2	Condemnation.

7.3	Waiver.

ARTICLE VIII REAL ESTATE COMMISSIONS

8.1	Indemnity.

ARTICLE IX TERMINATION AND REMEDIES

9.1	Remedies.

9.2	Liquidated Damages.

ARTICLE X ASSIGNMENT OF CONTRACT

10.1	Assignment.

ARTICLE XI MISCELLANEOUS

11.1	Entire Agreement.

11.2	Survival

11.3	Time of Essence

11.4	Notices

11.5	Gender; Numbers

11.6	Headings.

11.7	Days

11.8	Governing Law

11.9	Holidays

11.10	Attorneys’ Fees

11.11	Interpretation

11.12	Severability

11.13	Amendments

11.14	Acceptance of Offer

11.15	Confidentiality

11.16	Recording

11.17	Counterparts

ii

11.18	No Third Party Rights

11.19	No Joint Venture

11.20	Exhibits

11.21	No Personal Liability

11.22	Real Estate Reporting Person

11.23	Exchange of Properties

ARTICLE XII REPRESENTATIONS AND WARRANTIES

12.1	Purchaser’s Representations and Warranties

12.2	Seller’s Representations and Warranties

iii

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”) is entered into as of the Effective Date (as defined in Section 2.2(a) hereof) by and between LSF PRESIDIO INVESTMENT I, LLC, a Delaware limited liability company (the “Seller”), and AMERIVEST CAMELBACK INC., an Arizona corporation (the “Purchaser”), upon the terms and conditions set forth herein.

ARTICLE I

PURCHASE AND SALE

1.1                                 Property.  For and in consideration of the premises, undertakings and mutual covenants of the parties set forth herein, Seller hereby agrees to sell, transfer, assign and/or convey unto Purchaser and Purchaser hereby agrees to accept, buy and pay for the following properties, rights, interests and assets (hereinafter referred to, collectively, as the “Property” and/or the “Project”):

(a)                                  That certain tract of real property located in the City of Phoenix, Maricopa County, Arizona, described in Exhibit A attached hereto and by this reference incorporated herein for all purposes (the “Land”), together with all right, title and interest of Seller in and to (i) all improvements located thereon (the “Improvements”); (ii) the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, including that certain Declaration of Conditions and Restrictions, recorded in Docket 12246, page 1155, records of Maricopa County, Arizona (the “Declaration”), subject, in each case however, to the “Permitted Exceptions” (as hereinafter defined); and (iii) all development rights, air rights, sewer rights and permits, water, water rights, riparian rights, and water stock relating to the Land;

(b)                                 All equipment, machinery, furniture, furnishings, supplies, and other tangible personal property and fixtures of any kind owned by Seller and attached to or located within the Improvements and used in connection with the ownership, maintenance or operation of the Land or the Improvements, excluding any items of personal property owned by tenants at Project (“Tenants”) as set forth in the Rent Roll (hereafter defined) and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Personalty”);

(c)                                  All of Seller’s right, title, and interest in any leases, occupancy agreements, or other agreements demising space in, providing for the use of and/or occupancy of the Improvements or the Land (collectively, the “Leases”), as set forth on the rent roll attached hereto as Exhibit F (the “Rent Roll”);

(d)                                 All of Seller’s right, title, and interest in all agreements, other than Leases, if any, for the leasing or licensing of rooftop space of equipment, telecommunications equipment, cable access and other space, equipment, and facilities that are located on or within the Project and generate income to Seller including agreement that may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (“Licenses”);

(e)                                  To the extent only the same are assignable by Seller to Purchaser, all of Seller’s right, title, and interest in and to any and all (i) contracts or agreements, such as maintenance, service or utility contracts relating to the ownership, maintenance and operation of the Land or the Improvements, which are to be assigned to Purchaser pursuant to the provisions of Section 3.6 below (but expressly excluding the property management agreement for the Project), (ii) warranties and guaranties currently in force and effect with respect to the Land, the Improvements, the Personalty, the Licenses, and/or the Leases, (iii) all permits or similar documents relating to the Land, the Improvements, the Personalty, the Licenses, and/or the Leases, (iv) telephone exchanges and other identifying material relating to the Property, (v) CAD files, plans, drawings, specifications, surveys, engineering reports and other technical descriptions of the Land or the Improvements, (vi) all leasing commission obligations, and (vii) other property (real, personal or mixed) owned by Seller and used in connection with the ownership, leasing, maintenance, service or operation of the Land, the Improvements, the Licenses, or the Leases; and

(f)                                    All of Seller’s right, title and interest in and to all rights to the trade names, assumed names, or business names or similar names by which the Property is currently operated, including, but not limited to “Camelback Lakes Office Complex,” and the goodwill and other intangible assets associated with the operation of the Property by Seller except for any trade names, symbols, or marks relating to Seller’s name, the name of any direct or indirect general partner, member, or venturer in Seller, or any derivative of any of the foregoing.

The Property described in subsections (c), (d), (e), and (f) of this Section 1.1 is hereinafter sometimes referred to as the “Intangible Property.”  The Property shall not include, and Seller shall retain (to the extent each of the following accrued prior to Closing (defined below)), any cash, bank accounts, prepaid obligations and accounts receivable, claims and causes of action, and rights to receive insurance or condemnation proceeds; provided, however, any prepaid obligations so retained by Seller shall be prorated in accordance with the provisions of Article VI and casualty and condemnation proceeds shall be paid to Purchaser to the extent required by Article VII.

ARTICLE II

PURCHASE PRICE

2.1                                 Purchase Price.  The purchase price for the Property shall be an amount equal to the sum of Thirty-two Million and No/100 Dollars ($32,000,000.00) (the “Purchase Price”).

2.2                                 Method of Payment.  The Purchase Price shall be payable as follows:

(a)                                  “Effective Date” means the last date upon which Seller and Purchaser shall have fully executed this Contract, as indicated by the signature blocks set forth below.  Within three (3) Business Days (as hereinafter defined) after the Effective Date (such date hereinafter referred to as the “Escrow Date”), the parties hereto shall exchange fully executed originals of this Contract and shall cause one (1) fully executed original of this Contract to be delivered to Chicago Title Insurance Company (the “Escrow Agent”), whose national account office is located at 2001 Bryan Street, Suite 1700, Dallas, Texas 75201, Attention Ted Darby, and an earnest money deposit (the “Earnest Money Deposit”) in the amount of $320,000.00 in immediately available funds shall be deposited by Purchaser with the Escrow Agent.  The Earnest Money Deposit shall be placed in an interest bearing account by the Escrow Agent and any income or interest earned on the Earnest Money Deposit prior to Closing (as hereinafter defined) shall be deemed a part of the Earnest Money Deposit for all purposes of this Contract.  Notwithstanding anything to the contrary contained herein, Purchaser may, in Purchaser’s sole and absolute discretion, and at any time on or prior to the expiration of the Inspection Period elect to terminate this Contract in accordance with Section 3.3 hereof and receive a refund of the Earnest Money Deposit by giving written notice to Seller and Escrow Agent.  Upon such termination, the Earnest Money Deposit shall be immediately returned to Purchaser, and neither Seller nor Purchaser shall have any further rights or liabilities under this Contract, except as provided in Sections 3.2, 8.1, 9.1, 11.10, and 11.15 hereof.

(b)                                 The balance of the Purchase Price, after reducing the Purchase Price by the amount of the Earnest Money Deposit (including all interest credited thereto pursuant to Section 2.2(a) above) and adjusting the Purchase Price to take into account prorations, charges and credits in accordance with the terms of this Contract, shall be paid by Purchaser in same day funds immediately available to the Escrow Agent at the Closing.

2.3                                 Failure to Make Deposit.  If Purchaser fails to timely make the deposit of the Earnest Money Deposit with the Escrow Agent as provided for in Section 2.2, then Seller, in its sole discretion shall have the right to terminate this Contract, and upon any such termination neither Seller nor Purchaser shall have any further rights or liabilities under this Contract.

2.4                                 Independent Consideration.  Notwithstanding anything herein to the contrary, Seller shall retain $100.00 as independent consideration for Seller’s performance hereunder from the proceeds of the Earnest Money Deposit delivered to the Title Company by the Purchaser.

ARTICLE III

DELIVERIES AND INSPECTIONS

3.1                                 Deliveries.  Seller has, on or before the Effective Date, delivered to Purchaser, the following items and documents (the “Delivered Documents”) pertaining to the Property:

(a)                                  to the extent in Seller’s possession, copies of all certificates of insurance, certificates of occupancy, warranties, licenses, permits, authorizations and approvals relating to the construction, occupancy and operation of the Land and the Improvements;

(b)                                 a complete copy of all Leases, including any amendments thereto;

(c)                                  copies of all real estate tax bills for the calendar year, 2002 and 2003 and confirmation of rental tax payments;

(d)                                 complete copies of all service, maintenance and similar contracts entered into by Seller in connection with the Property and all leasing commission obligations currently in effect on the Property (the “Service Contracts”);

(e)                                  a copy of the most recent survey of the Land in Seller’s possession;

(f)                                    to the extent in Seller’s possession, the most recent site plan and the most recent floor plans and building elevations for the buildings on the Property; and

(g)                                 to the extent in Seller’s possession, and not otherwise addressed in (a) through (f) above, the items identified in Exhibit I attached hereto.

Failure of Purchaser to terminate this Contract prior to the expiration of the Inspection Period shall be deemed approval by Purchaser of any material or information delivered to Purchaser pursuant to this Section 3.1.  Purchaser acknowledges and agrees that, (a) Seller delivers the material and information described in this Section 3.1 without representation or warranty as to the accuracy thereof, and (b) Purchaser specifically acknowledges and agrees that Seller shall have no liability or responsibility for any inaccuracy thereof.  PURCHASER ACKNOWLEDGES AND UNDERSTANDS THAT THE DELIVERED DOCUMENTS AND OTHER MATERIALS AND ANY INFORMATION (AS DEFINED IN SECTION 11.15 HEREOF) PROVIDED TO PURCHASER PURSUANT TO THIS CONTRACT MAY HAVE BEEN PREPARED BY PARTIES OTHER THAN SELLER AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT, THAT NEITHER SELLER NOR ANY OF ITS EMPLOYEES, AGENTS, BROKERS OR CONTRACTORS MAKE NOR HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE COMPLETENESS, CONTENT OR ACCURACY THEREOF.  PURCHASER SPECIFICALLY RELEASES SELLER, AND ITS EMPLOYEES, AGENTS, BROKERS AND CONTRACTORS FROM ALL CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEY’S FEES WHETHER SUIT IS INSTITUTED OR NOT), WHETHER KNOWN OR UNKNOWN, LIQUIDATED OR CONTINGENT, ASSERTED AGAINST OR INCURRED BY PURCHASER BY REASON OF THE INFORMATION CONTAINED IN (OR THAT SHOULD HAVE BEEN CONTAINED IN) SUCH DELIVERED DOCUMENTS AND/OR OTHER MATERIALS.

3.2                                 Inspections.  Purchaser and its employees and agents shall have the right and permission after the Effective Date and through the Inspection Period to enter upon the Project or any part thereof at all reasonable times upon at least two (2) Business Days’ advance notice by Purchaser to Seller, in a manner not to unreasonably disturb any Tenant nor damage or injure the Project, to inspect all aspects of the Project, at Purchaser’s sole cost and expense, and to make such inspections, studies and tests of the Project, at Purchaser’s sole cost and expense, which Purchaser deems necessary or advisable; provided, however, that Seller shall have the right to approve and be present for any such inspections, studies and test of the Project.  Purchaser shall indemnify and hold harmless Seller from and against any and all losses, claims, costs (including attorney’s fees and costs of court), damages or judgments caused to the Project, any Tenant thereof, or Seller (including any mechanics’ and/or materialmen’s liens or claims thereof that may be filed or asserted against the Project or Seller by anyone performing such work, studies, tests or inspections or entering the Project or providing materials in connection therewith on behalf of Purchaser) which arise from or relate to such inspections, studies and tests made by or on behalf of Purchaser.  Immediately following any such inspections, studies and tests made by or on behalf of Purchaser, Purchaser shall be required, at Purchaser’s sole cost and expense, to return the Project to the condition the Project was in prior to commencement of such inspections, studies and tests.  Additionally, in the event the Closing does not occur (due to no fault of Seller), Purchaser shall promptly deliver to Seller, without representation or warranty, at no cost or expense to Seller, (i) copies of any and all studies, tests or inspection reports Purchaser has obtained or obtains with respect to the Property, and (ii) any and all copies of the Delivered Documents.  In addition, Seller will make available to Purchaser at Seller’s offices in Phoenix the general ledger and building maintenance reports for the Project for the most recent twelve (12) months.

Notwithstanding the foregoing, Purchaser shall not conduct a Phase II environmental assessment unless same is required by a Phase I inspection and provided Purchaser obtains Seller’s prior written consent, not to be unreasonably withheld.  Additionally, notwithstanding anything to the contrary set forth elsewhere in this Contract, Purchaser shall not, without first obtaining the prior written consent of Seller (which Seller may withhold in its sole and absolute discretion) disclose to any party whomsoever (other than Purchaser’s attorneys, consultants and lender) any environmental information Purchaser obtains with respect to the Property, unless such disclosure is required by applicable law or by order of a court or tribunal of competent jurisdiction.  In the event that Purchaser is or becomes legally compelled by applicable law or by order of a court or tribunal of competent jurisdiction to disclose any of such information, Purchaser will (if time and law permits) provide Seller with at least fifteen (15) days advance written notice (or if applicable law forces an earlier disclosure, with as much advance written notice as is possible under the circumstances) so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this paragraph.  Purchaser shall promptly deliver to Seller, without representation or warranty, at no cost or expense to Seller, copies of any and all environmental information Purchaser has obtained or obtains with respect to the Property.

Purchaser has no right under this Contract to reduce the Purchase Price on account of any inspections, studies or tests made by Purchaser, or for any other reason.  Seller has no legal duty to agree to, nor even consider, any such request made by Purchaser.

3.3                                 Inspection Period.

(a)                                  Purchaser’s obligations under this Contract shall be conditioned upon its receipt and approval, at Purchaser’s sole cost and expense, of various reports (geological, engineering, soil, drainage, flood plain, environmental, etc.) satisfactory to Purchaser of inspections and its review of the Property and of all matters related thereto, in each case in Purchaser’s sole and absolute discretion.  Purchaser shall have until 5:00 p.m., Mountain Standard Time, on February 11, 2004 (the “Inspection Period”), to make such inspections, review and approve the Delivered Documents, and otherwise review and approve the Property, all at Purchaser’s sole cost and expense.

(b)                                 Prior to the expiration of the Inspection Period, Purchaser shall determine, in its sole and absolute discretion, whether it intends to purchase the Property, and if Purchaser determines that it does not wish to proceed with the acquisition of the Property from Seller pursuant to this Contract, Purchaser shall deliver on or prior to the expiration of the Inspection Period written notice (the “Non-Feasibility Notice”) to Seller and Escrow Agent that Purchaser has elected to terminate this Contract, and upon Seller’s and Escrow Agent’s receipt of such notice (i) this Contract shall terminate, (ii) Purchaser shall be entitled to receive a prompt refund of the Earnest Money Deposit, (iii) Purchaser shall return to Seller all of the Delivered Documents within four (4) days after such transaction, and (iv) neither Seller nor Purchaser shall have any further rights or liabilities under this Contract, except for the obligations contained in Sections 3.2, 3.3, 8.1, 9.1, 11.10, and 11.15 hereof, which shall survive any such termination.  If Purchaser fails to deliver the Non-Feasibility Notice to Seller and Escrow Agent on or before the expiration of the Inspection Period, all objections by Purchaser to the condition of the Property or status of title to the Property shall be deemed waived, Purchaser shall have no right to terminate this Contract pursuant to this Section 3.3, and the Earnest Money Deposit shall thereafter be retained in escrow as security for performance of this Contract by Purchaser.

3.4                                 Disclaimer of Warranties.  PURCHASER IS ACQUIRING THE PROPERTY “AS IS” WITH ALL FAULTS AND DEFECTS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, INCLUDING, BUT NOT LIMITED TO THOSE CONCERNING (I) THE NATURE AND CONDITION OF THE PROPERTY AND THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON, (II) THE MANNER, CONSTRUCTION, CONDITION AND STATE OF REPAIR OR LACK OF REPAIR OF ANY IMPROVEMENTS LOCATED ON THE PROPERTY, (III) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASES, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHERWISE, (IV) THE ACCURACY OF ANY INFORMATION PROVIDED TO PURCHASER, AND (V) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY, IT BEING SPECIFICALLY UNDERSTOOD THAT PURCHASER SHALL HAVE THE FULL OPPORTUNITY DURING THE INSPECTION

PERIOD TO DETERMINE FOR ITSELF THE CONDITION OF THE PROPERTY.  THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS” BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS, THE PERSONALTY, OR SOIL, WATER, AIR OR OTHER ENVIRONMENTAL CONDITIONS.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS CONTRACT, SELLER SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST OR PRESENT, EXPRESS OR IMPLIED, CONCERNING THE PROPERTY.  PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, PURCHASER IS PURCHASING THE PROPERTY BASED SOLELY UPON PURCHASER’S OWN INDEPENDENT INVESTIGATIONS AND FINDINGS AND NOT IN RELIANCE UPON ANY INFORMATION PROVIDED BY SELLER OR SELLER’S AGENTS OR CONTRACTORS. WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE ANY OF THE PROPERTY.

3.5                                 Release of Claims.  Except as otherwise set forth herein, without limiting the provisions of Section 3.4, Purchaser releases Seller and its employees, agents and brokers from any and all claims (whether known or unknown, and whether contingent or liquidated) arising from or related to (a) any defects, errors or omissions in the design or construction of any improvements upon the Property, whether the same are a result of negligence or otherwise; or (b) other conditions (including environmental conditions) affecting the Property, whether the same are a result of negligence or otherwise.  The release set forth in this Section 3.5 specifically includes without limitation any claims under any Environmental Laws (hereafter defined), under the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. (or any other federal, state or local laws similar thereto), or with respect to any Environmental Risk (hereafter defined).  “Environmental Laws” means all laws (federal, state, local or foreign) relating to pollution or the environment or relating to public health, welfare, or safety, including without limitation, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as any of the same may be amended from time to time, any state or local law dealing with environmental matters, any common law, and any regulations, orders, rules, procedures, guidelines and the like promulgated in connection therewith, regardless of whether the same are in existence on the date of this Contract.  An “Environmental Risk” means any risk of liability under Environmental Laws, including without limitation, (a) the presence, release, or discharge of any petroleum or petroleum products or constituents, radioactive materials, asbestos in any form that is or could become friable, lead-based paint, polychlorinated biphenyls (“PCBs”); and (b) the presence, release, or discharge of any “hazardous substance,” “hazardous waste,” “hazardous materials,” “pollutants,” or “contaminants” (as defined by any Environmental Laws).  IT IS SPECIFICALLY INTENDED BY SELLER AND PURCHASER THAT THE RELEASE CONTAINED HEREIN BE WITHOUT LIMIT, IRRESPECTIVE OF THE CAUSE OR CAUSES OF ANY SUCH CLAIMS (INCLUDING, WITHOUT LIMITATION, PRE-EXISTING CONDITIONS, STRICT LIABILITY OR THE NEGLIGENCE OF ANY PARTY OR PARTIES [INCLUDING SELLER], WHETHER SUCH NEGLIGENCE BE SOLO, JOINT OR CONCURRENT, ACTIVE OR PASSIVE).

3.6                                 Contracts to be Assumed by Purchaser.  At Closing, Purchaser shall take an assignment of and assume all of the Service Contracts, except for those Service Contracts capable of termination without penalty or payment of any kind that Purchaser elects in writing not to accept prior to the end of the Inspection Period (the “Rejected Contracts”); and Purchaser also shall assume all obligations under the Service Contracts but not the Rejected Contracts, which shall be terminated at Closing (the Service Contracts less the Rejected Contracts being herein referred to as the “Assigned Contracts”), which are to be performed after the Closing.  Purchaser also will cooperate with Seller in any efforts made by Seller to have Seller released from any liability that may accrue after the Closing under any of the Assigned Contracts.  After the end of the Inspection Period, Seller will terminate any Assigned Contract if directed by Purchaser, but only if Purchaser agrees in a written instrument in form and of content acceptable to Seller to pay all termination penalties and costs payable pursuant to such terminated Assigned Contract and otherwise agrees to indemnify and hold harmless Seller from all loss, cost and expense that may arise from such termination, and provided that no such termination shall be effective prior to the Closing.

3.7                                 Estoppels.  Seller shall request that all Tenants execute statements in the form attached hereto as Exhibit G (“Tenant Estoppel”); provided, however, that if the form of Tenant Estoppel attached hereto as Exhibit G requests information in addition to or different from that required to be given pursuant to a Tenant’s Lease, such Tenant may execute an estoppel certificate in the form required pursuant to its Lease and be deemed to have provided a Tenant Estoppel within the meaning of this Section 3.7 and shall be deemed satisfactory to and accepted by Purchaser.  Receipt no later than five days prior to Closing of the Tenant Estoppels from Tenants leasing eighty-five percent (85%) of the leased net rentable area of the Improvements, to include Tenant Estoppels from 100% of the Tenants leasing 10,000 square feet or more of net rentable area in the Improvements, shall be a condition to Purchaser’s obligation to Close hereunder.  Seller shall deliver requests for the SNDAs (hereinafter defined) and Tenant Estoppels to the Tenants within ten days after the Effective Date.  Seller shall promptly deliver to Purchaser any Tenant Estoppels received by Seller.

3.8                                 Subordination, Non-disturbance and Attornment.  Seller shall reasonably cooperate with Purchaser to obtain from all Tenants a subordination, non-disturbance, and attornment agreement in a form reasonably acceptable to Purchaser and Purchaser’s lender (“SNDA”) no later than five days prior to Closing.  Receipt of the SNDAs shall not be a condition of Purchaser’s obligation to Close.

ARTICLE IV

SURVEY AND TITLE

4.1                                 Survey.  Seller shall deliver to Purchaser within ten (10) days after the Effective Date of this Contract a copy of an update of the most recent survey of the Land in Seller’s possession (the “Survey”).  Purchaser shall have the right to obtain an additional update and re-certification of the Survey at Purchaser’s sole cost and expense.

4.2                                 Title Commitment.

(a)                                  Seller has delivered to Purchaser, on or before the Effective Date of this Contract, an ALTA Form 1992 title commitment (the “Title Commitment”) from the Escrow Agent setting forth the status of the title to the Land and the Improvements, pursuant to which the Escrow Agent agrees to insure title to the Land and the Improvements pursuant to an ALTA Owner’s Extended Coverage Policy in the full amount of the Purchase Price (the “Title Policy”), and (ii) legible copies of all documents referred to in the Title Commitment (the “Title Documents”).

(b)                                 If any exceptions appear in the Title Commitment, other than the standard printed exceptions, that are unacceptable to Purchaser, then Purchaser shall, within ten (10) days after the Effective Date (the “Title Review Period”), notify Seller in writing of such fact.  If, on or before five (5) days after receipt of such notice (the “Title Cure Period”) from Purchaser, Seller fails to either cure or agree to cure by Closing any such objection (without having any obligation to do so), then Purchaser may terminate this Contract by delivering written notice to Seller and the Escrow Agent within five (5) days after the end of the Title Cure Period, and upon such termination Purchaser, subject to the provisions of Section 3.3 above, shall be entitled to a prompt return of the Earnest Money Deposit as Purchaser’s sole and exclusive remedy for Seller’s failure to eliminate or modify any title exceptions.  Failure of Purchaser to notify Seller and the Escrow Agent as aforesaid and/or to terminate this Contract as permitted under this Section 4.2 shall be deemed approval by Purchaser of any unacceptable exceptions which have not been eliminated or modified, and Purchaser shall accept such title as Seller can deliver.  For the purposes of this Contract, (i) the lien for general real estate taxes for the calendar year during which the Closing shall occur and subsequent years, (ii) all easements, restrictions, other conditions or encumbrances which are shown on the Title Commitment and/or the Survey and which are not objected to by Purchaser and/or are not cured by Seller as described above, (iii) the Declaration, and (iv) the Leases are hereinafter collectively referred to as the “Permitted Exceptions”.

4.3                                 Title Policy.  Seller shall pay the premium for a standard owner’s policy of title insurance, and Purchaser shall pay the costs of any extended coverage and/or title endorsements that Purchaser elects to obtain.

4.4                                 Title.  At the Closing, Seller shall convey to Purchaser, by Special Warranty Deed in form attached hereto as Exhibit C (the “Deed”), indefeasible fee simple to the Land and the Improvements, free and clear of any and all liens, encumbrances, conditions, easements, assessments, restrictions and other conditions, except for the following:

(a)                                  All of the Leases and other agreements, recorded and unrecorded, which burden the Property, and the rights of the tenants and other parties claiming thereunder;

(b)                                 The Assigned Contracts; and

(c)                                  The Permitted Exceptions.

4.5                                 Bill of Sale.  At the Closing, Seller shall assign and transfer to Purchaser, by bill of sale and assignment of leases and service contracts executed by Seller and Purchaser in the form attached hereto as Exhibit D (the “Bill of Sale”), all of Seller’s right, title and interest in and to the Leases, Personalty, Assigned Contracts, and Intangible Property, free and clear of any and all liens, security interests, encumbrances, conditions, easements, assessments and restrictions, except for the matters described in Section 4.4 hereof.

ARTICLE V

SELLER’S COVENANTS

5.1                                 Seller hereby covenants and agrees with Purchaser as follows:

(a)                                  At all times from the Effective Date to the Closing, Seller shall cause to be maintained in force, “all-risk” casualty insurance upon the Project in the same amounts as the insurance coverage on the Project on the Effective Date.

(b)                                 At all times from the Effective Date to the Closing, Seller shall operate and maintain the Project in substantially the same manner as it is now managed, and Seller shall use reasonable efforts to maintain the physical condition of the Project in its current condition, reasonable and ordinary wear and tear and damage by fire, other casualty and condemnation excepted.

(c)                                  Seller shall neither transfer nor remove any Personalty or fixtures from the Project subsequent to the Effective Date, unless the same are no longer needed for the maintenance and operation of the Project or except for purposes of replacement thereof, in which case such replacements shall be promptly installed prior to Closing and shall be comparable in quality to the items being replaced.

(d)                                 “New Document” means (1) any lease, lease extension, lease modification or lease termination; (2) any other document creating or consenting to an additional encumbrance upon the Land or the Improvements; and (3) any contract or agreement entered into by Seller that will bind Purchaser after the Closing, unless the same is terminable without penalty on no more than thirty (30) days notice.  Seller shall promptly notify Purchaser of any New Document.  Seller shall not, after the expiration of the Inspection Period, enter into any New Document without the prior written consent of Purchaser, which shall be deemed given if no response is made by Purchaser within five (5) Business Days after Seller’s written request for approval.

(e)                                  Seller has finalized plans for updating and modifying the HVAC system for the Property.  The work remaining to be performed consists of replacing the four (4) original rooftop HVAC units that have not previously been replaced.  Seller either will complete the replacement of such units, at Seller’s cost, prior to Closing or provide to Purchaser a credit against the Purchase Price equal to 100% of the cost of the replacement work not performed by Closing as reasonably determined by Seller.

ARTICLE VI

CLOSING

6.1                                 Closing Date.  Provided Purchaser does not elect to terminate this Contract pursuant to the provisions of this Contract permitting Purchaser to do so, the consummation of the purchase and sale contemplated hereby (the “Closing”) shall be held at the offices of the Escrow Agent on or before March 12, 2004 (the “Closing Date”); provided, however, Seller shall have the right to extend the Closing Date for up to an additional ten (10) business days in order to satisfy the conditions set forth in Section 3.7.

6.2                                 Closing.

(a)                                  Except as otherwise provided below, at Closing, Seller shall deliver or cause to be delivered to Purchaser each of the following items:

(1)                                  The duly executed and acknowledged Deed, conveying the Land and the Improvements to Purchaser as provided in Section 4.4;

(2)                                  The duly executed Bill of Sale as provided in Section 4.5;

(3)                                  All master keys in Seller’s possession to all locks on the Project and the original copy of the Leases, to the extent in Seller’s possession;

(4)                                  An executed affidavit confirming that Seller is not a foreign entity in accordance with the provisions of Section 1445 of the Internal Revenue Code of 1986, as amended;

(5)                                  An executed notice to the Tenants under the Leases in the form of Exhibit E attached hereto (the “Notice to Tenant”);

(6)                                  Evidence acceptable to the Escrow Agent and Purchaser authorizing consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller;

(7)                                  The originals of all books and records of account, correspondence with Tenants and suppliers, Assigned Contracts, Leases and all Lease files, Licenses, maintenance records and warranties, and other agreements, plans, and specifications and other items affecting the Property, to the extent in Seller’s possession;

(8)                                  Intentionally Deleted.

(9)                                  Pay all costs associated with Title Policy except any portion of the premium in excess of the premium for a standard coverage owner’s form and endorsements that Purchaser or its lender may desire to the Title Policy;

(10)                            Any other Closing documents that may be reasonably required by the Escrow Agent or Purchaser to consummate this purchase and sale; and

(11)                            The SNDAs, to the extent secured pursuant to Section 3.8 above, and Estoppels in accordance with Section 3.7 above.

(b)                                 At the Closing, Purchaser shall:

(1)                                  Deliver the Purchase Price for the Property required to be paid in accordance with Section 2.2;

(2)                                  Deliver evidence acceptable to the Escrow Agent and Seller authorizing consummation by Purchaser of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser;

(3)                                  Execute the Bill of Sale described in Section 6.2(a)(2);

(4)                                  Execute and deliver the “As-Is” Certificate in the form of Exhibit B hereto;

(5)                                  Execute the Notice to Tenant and immediately deliver a copy of same to Tenant;

(6)                                  Intentionally Deleted.

(7)                                  Pay all costs associated with any premium in excess of the premium for a standard owner’s policy of title insurance and for any deletions,

modifications, amendments or endorsements Purchaser or its lender may desire to the Title Policy; and

(8)                                  Deliver all additional documents and instruments as in the opinion of the Escrow Agent are necessary to the proper consummation of this transaction.

6.3                                 Closing Prorations and Costs.  Provided the Purchase Price for the Property required to be paid in accordance with Section 2.2 is received by the Title Company no later than 2:00 p.m., Mountain Standard Time, on the Closing Date, the items in subparagraphs (a) through (f) of this Section 6.3 shall be apportioned or prorated between Seller and Purchaser as of 11:59 p.m., Mountain Standard Time, on the day immediately preceding the Closing Date (with all prorations to be made on a 365 day year basis) (if funds are received after 2:00 PM, Mountain Standard Time, on the Closing Date, the prorations shall be made as of the Closing Date rather than the day immediately preceding the Closing Date):

(a)                                  Assessments under Recorded Documents.  Any assessments under any recorded document constituting a lien or charge on the Property which are due and payable in the calendar year in which the Closing occurs.

(b)                                 Collected Rent.  All collected rent and other income under the Leases in effect at the Closing, but excluding payments that may constitute rent but are provided for in other subparagraphs of this Section 6.3.  Seller shall be charged with any rentals actually collected by Seller before Closing but applicable to any period of time after Closing.  Uncollected rent and other income shall not be prorated.  If Purchaser collects after Closing any delinquent rents or other income relating to Seller’s period of ownership of the Property, Purchaser shall remit promptly such sums to Seller.  Purchaser shall bill and attempt to collect such delinquent rent and other income in the ordinary course of business, but shall not be required to take legal action, or terminate any Leases or threaten to terminate any Leases to collect any delinquencies.  After Closing, Seller shall have the right to institute legal action or otherwise collect any rents delinquent for any period prior to the Closing without prejudice to Purchaser’s obligations hereunder, however, Seller shall have no right to cause any such Tenant to be evicted or to exercise any other “landlord” remedy set forth in such Tenant’s lease other than to sue Tenants no longer in possession of the premises at the Project for collection.

(c)                                  Utilities.  All utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing.  Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items.  Seller shall pay at Closing the bills therefor for the period to and including the Closing Date, and Purchaser shall pay the bills therefor for the period subsequent thereto; provided, however, if the utility company will not issue separate bills or meter readings cannot be obtained on the day before the Closing Date, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after the Closing.  No proration shall be made for utility expenses that are separately metered to and paid directly by Tenant and for which

Seller has no obligation to pay.  Additionally, Seller shall retain the right to receive reimbursement or refund of all security deposits held by any such utility companies in connection with the provision of services prior to the Closing Date and Purchaser shall arrange to make its own utility deposits.

(d)                                 Fees and Charges under Service Contracts.  Fees and charges under such Assigned Contracts as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Assigned Contracts relate.

(e)                                  Expense Reimbursement.  Where the Leases contain Tenant obligations for taxes, common area expenses, operating expenses or additional charges of any other nature (“Expense Reimbursement”), and where Seller shall have collected any portion thereof in excess of amounts incurred by Seller for such items for the period prior to the Closing Date, then there shall be an adjustment and credit given to Purchaser on the Closing Date for such excess amounts collected.  Purchaser shall apply all such excess amounts to the charges owed by Purchaser for such items for the period after the Closing Date and, if required by the Leases, shall rebate or credit the Tenants with any remainder.  If it is determined at any time after Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by more than the amount previously credited to Purchaser at Closing, then Seller shall promptly pay to Purchaser the deficiency.  If it is determined after Closing that the amount collected during Seller’s ownership period exceeded expenses incurred during the same period by less than the amount previously credited to Purchaser at Closing, then Purchaser shall promptly pay to Seller the deficiency.  Also, if it is determined after Closing that the amount collected during Seller’s ownership period is less than the expenses incurred during the same period, then Purchaser shall promptly pay to Seller the deficiency upon receipt from Tenants of the deficiency.

(f)                                    Other Income or Expenses.  Seller shall be responsible for and shall pay any and all Tenant improvement costs, Tenant improvement allowances, and leasing commissions in connection with the Leases listed on the Rent Roll.  Purchaser shall be responsible for and shall pay any and all Tenant improvement costs, Tenant improvement allowances, and leasing commissions pertaining to all New Documents entered into by Seller, in accordance with this Agreement, after the Effective Date and prior to the termination of the Inspection Period without Purchaser’s approval, or entered into by Seller after the termination of the Inspection Period which have been approved or deemed approved by Purchaser.  In addition, Purchaser shall receive a credit against the Purchase Price to the extent provided in Section 5.1(e) above All other expenses related to the ownership or operation of the Property shall be prorated in the manner customary in the State of Arizona.

(g)                                 General Closing Costs.  Each party shall pay all of the fees and expenses of its own counsel in entering into and consummating the transactions described in this Contract.  Seller and Purchaser agree to execute any real estate transfer declarations required by the state, county or municipality in which the Project is located.  All other customary costs in connection with the Closing, including recording and similar charges, will be apportioned in accordance the custom in Maricopa County, Arizona.

(h)                                 Tenant Security Deposits.  Seller shall retain all Tenant security deposits under the Leases, and Purchaser shall receive a credit at Closing against the Purchase Price equal to the sum of all such deposits.  Purchaser shall, immediately upon taking possession of the Property, deliver to all Tenants a copy of the Notice to each Tenant, notifying Tenant of the transfer of the Property to Purchaser and Purchaser’s receipt and responsibility for such Tenant’s security deposit.

(i)                                     Possession of Property.  At the Closing, possession of the Property shall be delivered to Purchaser, subject only to the matters described in Section 4.4 above.

(j)                                     Seller shall provide to Buyer at Closing a credit (“Credit”) against the balance of the Purchase Price payable at Closing in the amount by which (i) the base rental income, together with parking revenue in the amount of $115,000.00 (collectively “Base Rent”), as shown on the Rent Roll attached hereto as Exhibit F, for the twelve month period beginning on the first day of the month immediately after the month in which the Closing occurs is less than (ii) the amount of $4,300,000.00.  To the extent that the Rent Roll for the Property and corresponding Base Rent does not increase between the Effective Date and the date of Closing such that the Base Rent at Closing remains the same as that shown on the Rent Roll attached to this Agreement, Purchaser and Seller agree that if the Closing occurs in the month of March 2004 the Credit shall be $355,691; and if the Closing occurs in the month of April 2004 the Credit shall be $293,704.  If new Leases are entered into prior to Closing, then the Credit shall be adjusted to take into account the rent to be paid thereunder during such 12 month period, calculated in the same manner as set forth above in this Section 6.3(j).  Base Rent shall not be reduced by reason of any failure of a Tenant to pay rent or a default by Tenant under its Lease.

6.4                                 Real Estate Taxes and Special Assessments.  Real estate taxes for the year in which the Closing occurs shall be prorated based on the date of the Closing.  Purchaser will be responsible for payment of all subsequent real estate taxes.  Purchaser or Seller shall be given a credit for such proration at the Closing.  All prorations will be based upon the last known actual net real estate taxes payable according to the public record, subject to post-Closing adjustments as provided herein.  Purchaser shall remit to Seller any refund of real estate taxes received with respect to the Property which pertain to the period of Seller’s ownership.

6.5                                 Closing Estimates and Final Adjustments.

(a)                                  In connection with the Closing, Seller agrees to prepare or cause its representatives or accountants to prepare a schedule of tentative adjustments required by Sections 6.3 and 6.4 and to provide such schedule to Purchaser and Escrow Agent not less than two (2) Business Days prior to the Closing Date for review and approval by Purchaser and its representatives or accountants.  Such adjustments, if and to the extent known or estimated and agreed upon as of the Closing Date, shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller), or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by a credit against the amount payable on account of the Purchase Price payable on the Closing Date.

(b)                                 Any such adjustments not finally determined or agreed upon as of such Closing Date shall be paid by Purchaser to Seller, or by Seller to Purchaser, as the case may be, from time to time in cash as soon as practicable following the receipt or determination of the information necessary to make the adjustments after the Closing Date.  Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than one hundred and twenty (120) days after the Closing Date.

(c)                                  Without limiting the generality of subparagraph (b) above, after year-end (or other applicable period) adjustments with the Tenants under the Leases for taxes, assessments, maintenance charges, and operating expenses, Purchaser shall prepare and present to Seller a calculation of the re-proration of taxes, assessments, Expense Reimbursements, and those operating expenses to which the Expense Reimbursements relate, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period.  The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation.

(d)                                 For a period of twelve (12) months following the Closing Date, Purchaser and Purchaser’s successors and assigns shall make available to Seller and its successors and assigns, and Seller shall make available to Purchaser and Purchaser’s successors and permitted assigns, and their respective employees, agents and representatives all books and records maintained with respect to the Property which relate to any of the items to be prorated or allocated under this Contract in connection with such Closing, which books and records shall be made available for inspection and copying upon reasonable notice during ordinary business hours.  Any such inspection shall be at reasonable intervals and at the inspecting party’s sole cost and expense.

(e)                                  Seller agrees to cooperate with Purchaser through March 31, 2005 in connection with any audit of the Property performed in connection with 8K compliance issues of the Securities and Exchange Commission, provided that such cooperation shall not require Seller to expend any funds or incur any expenses or liability, and if Seller incurs any expense, Purchaser shall reimburse Seller therefor.  The provisions of this Subsection 6.5(e) shall survive Closing.

ARTICLE VII

CASUALTY

7.1                                 Casualty.  If prior to the Closing, (a) all or a substantial part of the Project is damaged or destroyed by fire or other casualty whatsoever, and (b) the cost of repair for which is reasonably estimated by a qualified independent third party retained by Seller to be less than $500,000, Purchaser shall accept the Project in its then condition and proceed with the Closing without any abatement or reduction in the Purchase Price, in which event Purchaser shall be entitled to (i) an assignment of all of Seller’s right, title and interest in and to any claims Seller may have under the insurance policies covering the Project and any insurance proceeds payable by reason of such casualty, and (ii) a credit against the Purchase Price in the amount of Seller’s insurance deductible(s).  If Purchaser is required to proceed under clause (b) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent.  If the cost of repair is reasonably estimated to exceed $500,000, the Purchaser may terminate this Contract by delivering written notice of such termination to Seller and the Escrow Agent within ten (10) days after Purchaser receives notice of that the estimated cost of repair will exceed $500,000.

If a portion of the Project is damaged by fire or other cause whatsoever, and Purchaser either has no right to terminate this Contract pursuant to Section 7.1, or Purchaser has elected, or is deemed to have elected, not to exercise such termination right, then this Contract shall continue in full force and effect, and Purchaser shall accept the Property in its then condition and proceed with the Closing, subject to the other provisions of this Contract, without any abatement or reduction in the Purchase Price.  In such event, Purchaser shall be entitled to (x) an assignment of all of Seller’s right, title and interest in and to any claims Seller may have under the insurance policies covering the Project and any insurance proceeds payable by reason of such casualty, and (y) a credit against the Purchase Price in the amount of Seller’s insurance deductible(s), and Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent.

7.2                                 Condemnation.  If eminent domain or condemnation proceedings are commenced against an immaterial portion of the Property, then this Contract shall not terminate, and at Closing all rights to the proceeds thereof shall be assigned by Seller to Purchaser.  Notwithstanding the foregoing, if any eminent domain or condemnation proceedings are commenced against any material portion of the Property, then Purchaser shall have the right, as its sole and exclusive remedy, to terminate this Contract by delivering written notice of such termination to Seller and the Escrow Agent within ten (10) days after Purchaser receives notice of the commencement of such proceedings.  Upon such termination, the Earnest Money Deposit shall be returned to Purchaser, and neither Seller nor Purchaser shall have any further rights or liabilities under this Contract, except as provided in Sections 3.2, 3.3, 8.1, 9.1, 11.10, and 11.15.

If Purchaser elects not to terminate this Contract as provided by this Section 7.2, then the Closing shall take place as herein provided without abatement of the Purchase Price, and there shall be assigned to Purchaser at the Closing all right, title, and interest of Seller in and to any condemnation awards.

7.3                                 Waiver.  Purchaser and Seller agree that the provisions of Sections 7.1 and 7.2 shall govern the respective rights and obligations of Purchaser and Seller with regard to the subject matter of Sections 7.1 and 7.2.

ARTICLE VIII

REAL ESTATE COMMISSIONS

8.1                                 Indemnity.  Purchaser and Seller represent and warrant to each other that it has engaged no real estate broker or agent in connection with the sale of the Property other than Mike Auther, of Jacor Partners (the “Broker”).  Seller shall pay a real estate commission to the Broker, pursuant to the terms of a separate agreement between Seller and Broker.  Otherwise, each of Purchaser and Seller shall indemnify and hereby agree to hold the other party harmless from any brokerage or finder’s fee or commission claimed by any person claiming by, through or under the indemnifying party for or on account of this Contract or the transactions contemplated hereby.

ARTICLE IX

TERMINATION AND REMEDIES

9.1                                 Remedies.

(a)                                  Except as specifically provided otherwise herein, if Purchaser fails to perform its obligations at Closing for any reason other than a failure by Seller to perform its obligations hereunder, then Seller may as its exclusive remedy, terminate this Contract by delivering written notice of such termination to Purchaser and the Escrow Agent, in which event the Earnest Money Deposit shall be forfeited and paid to Seller as liquidated damages for Purchaser’s default hereunder.

(b)                                 If Purchaser terminates this Contract pursuant to any provision hereof expressly permitting it to do so, the Earnest Money Deposit shall be immediately returned to Purchaser, and neither Seller nor Purchaser shall have any further rights or liabilities under this Contract, except for the indemnity obligations and other agreements contained in Sections 3.2, 3.3, 8.1, 11.10 and 11.15 hereof, which shall survive any such termination.

(c)                                  Except as specifically provided otherwise herein, if, at or prior to Closing, Seller defaults in performing its obligations hereunder for any reason other than a failure by Purchaser to perform its obligations hereunder, and Seller fails to cure such default within ten (10) days after written notice from Purchaser to Seller specifying such default, Purchaser may, as its sole and exclusive remedy, either (i) terminate this Contract by delivering written notice of such termination to Seller and the Escrow Agent and receive a return of the Earnest Money Deposit, or (ii) pursue specific performance of Seller’s obligation to convey the Property to Purchaser, in which event Purchaser shall be deemed to have accepted the condition of Seller’s title to the Property.  Purchaser waives all other remedies (including the right to recover damages) arising from Seller’s breach of this Contract.

9.2                                 Liquidated Damages.  Seller and Purchaser hereby acknowledge and agree they have included provisions for payment of liquidated damages in this Contract, because, in the event of a breach by Purchaser, the actual damages incurred by Seller can reasonably be expected to approximate the amount of liquidated damages called for herein, and because the actual amount of such damages would be difficult if not impossible to accurately measure.

ARTICLE X

ASSIGNMENT OF CONTRACT

10.1                           Assignment.  Purchaser shall not assign its rights or delegate its duties under this Contract without the written consent of Seller; provided, however, Purchaser may, without first obtaining Seller’s written consent, assign its rights under this Contract to any Affiliate (defined below) of Purchaser, or to a party acting as Purchaser’s qualified intermediary in a tax deferred exchange under Section 1031 of the Internal Revenue Code, so long as Purchaser gives Seller at least five (5) days’ prior written notice of such assignment.  In the event Purchaser assigns or delegates its rights hereunder in accordance with the immediately preceding sentence, Purchaser shall provide Seller with an original of the assignment document, which shall be subject to Seller’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) and must (a) provide that the assignee assumes all of Purchaser’s obligations and liabilities hereunder, (b) expressly run to the benefit of Seller, and (c) contain provisions whereby the individual or entity initially executing this Contract agrees to be and remain jointly and severally liable for all of Purchaser’s obligations and liabilities (including, without limitation, obligations and liabilities in the nature of and/or relating to indemnity and/or reimbursement) hereunder, or alternatively, such individual or entity shall provide a written guaranty, in form and substance reasonably acceptable to Seller, guaranteeing any such assignee’s performance of such obligations and the payment and/or satisfaction of any such liabilities hereunder.  For the purposes of this paragraph, the term “Affiliate” means (x) an entity that directly or indirectly controls, is controlled by or is under common control with Purchaser, (y) an entity at least a majority of whose economic interest is owned by Purchaser or its principals, or (z) an entity in which Purchaser retains a direct interest of not less than 25% and which entity is controlled by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

ARTICLE XI

MISCELLANEOUS

11.1                           Entire Agreement.  This Contract embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties.  All prior agreements between Seller and Purchaser relating to the subject matter hereof, including without limitation all letters of intent or proposed letters of intent, are terminated and of no further force and effect.  Except as otherwise expressly provided in this Contract, Seller makes no representations, warranties or agreements with respect to the Property.

11.2                           Survival.  All terms and provisions contained in this Contract shall merge into the documents executed at Closing and shall not survive the Closing; provided, however, the provisions of (i) Sections 6.3, Section 6.4 and Section 6.5 which contemplate performance of obligations after the Closing, and the provisions of Article XII, shall survive the Closing for a period of one (1) year following the Closing, and (ii) Section 3.4 and the provisions of Articles VIII, IX, and this Article XI shall survive forever without limitation.

11.3                           Time of Essence.  Time is of the essence in this Contract.

11.4                           Notices.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered (a) when received by the addressee if delivered by courier service, (b) if mailed, two (2) days after deposit in the United States mail, postage prepaid, certified mail, return receipt requested, or (c) if sent by telecopy, when transmission is received by the addressee with electronic or telephonic confirmation, in each such case addressed or telecopied to Seller or Purchaser, as the case may be, at the address or telecopy number set opposite the signature of such party hereto.

11.5                           Gender; Numbers.  Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa unless the context requires otherwise.

11.6                           Headings.  The captions used in connection with the articles and sections of this Contract are for convenience only and shall not be deemed to construe or limit the meaning of the language of this Contract.

11.7                           Days.  Except where Business Days are expressly referred to, references in this Contract to days are to calendar days, not Business Days.  “Business Day” means any calendar day except a Saturday, Sunday or banking holiday.

11.8                           Governing Law.  THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA.

11.9                           Holidays.  If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a day other than a Business Day, then the time of such period shall be deemed extended to the next day which is a Business Day.

11.10                     Attorneys’ Fees.  If a legal action is brought to enforce the terms of this Contract, the prevailing party shall be entitled to collect its costs of court, including reasonable attorneys’ fees.

11.11                     Interpretation.  The parties acknowledge that each party and its counsel have reviewed this Contract and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Contract or any amendments or exhibits hereto.

11.12                     Severability.  If any provisions of this Contract are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Contract shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Contract, and the remaining provisions of this Contract shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Contract, provided that both parties may still effectively realize the complete benefit of the transaction contemplated hereby.

11.13                     Amendments.  No modification or amendment of this Contract shall be effective unless made in writing and executed by both Seller and Purchaser.  If any approval or consent is required pursuant to any provision of this Contract, such approval or consent shall be deemed given only if it is in writing, executed by the party whose approval or consent is required.

11.14                     Acceptance of Offer.  This Contract constitutes an offer by Seller to sell the Property on the terms and conditions set forth herein.  Unless sooner terminated or withdrawn by notice in writing to Purchaser, this offer shall lapse and terminate at 5:00 p.m., Mountain Time on January 14, 2004, unless prior to such time Purchaser has executed and delivered to Seller four (4) fully executed counterparts of this Contract.  In the event this offer terminates pursuant to the provisions of the immediately preceding sentence, Seller shall have no further duties, obligations or liabilities to Purchaser hereunder.

11.15                     Confidentiality.

(a)                                        Seller and Purchaser agree to keep the terms of this Contract confidential until Closing if the Closing occurs and for two (2) years following the Effective Date, if the Closing does not occur; provided, however, that each party may disclose this Contract and the Information (defined below) to its attorneys, accountants, partners or prospective partners (and parties who own an interest in such partners), financial advisors, consultants, engineers, lenders, and Escrow Agent (the “Recipient Parties”) and as may be required by any and all laws or regulations applicable to Purchaser.  Purchaser also may disclose the terms of this Contract to any other party as approved by Seller (and upon such disclosure, the party to whom disclosure is made shall be deemed a Recipient Party) as long as prior to such disclosure such Recipient Party agrees to be bound by the provisions of this Section 11.15 by an instrument reasonably acceptable to Seller in form and content.

(b)                                       “Information” means (1) all documents and other written information furnished (whether prior to, simultaneously with or subsequent to the execution hereof) by or on behalf of Seller with respect to the Property, including the documents furnished under Sections 3.1, 4.1 and 4.2 of this Contract, and (2) all analyses, compilations, forecasts, studies, tests, assessments or other documents which contain or otherwise reflect such information or Purchaser’s review of, or interest in, the Property, regardless of when the same are obtained.  Purchaser agrees that, except as otherwise provided herein, the Information will be kept confidential and shall not, without Seller’s prior written consent, be disclosed by Purchaser or by the Recipient Parties in any manner whatsoever, in whole or in part to any third party other than any of the Recipient Parties, and Purchaser shall instruct the Recipient Parties not to use the Information for any purpose other than in connection with Purchaser’s purchase of the Property. Moreover, Purchaser agrees to reveal the Information only to such of the Recipient Parties who need to know the Information for the purpose of evaluating the Property, who are informed by Purchaser of the confidential nature of the Information and who agree to act in accordance with the terms and conditions of this Section 11.15.  In any event, Purchaser agrees to take such steps as are reasonably practicable to maintain the confidentiality of the Information and prevent any disclosure thereof in violation of this Section 11.15 by any of Purchaser’s agents, partners, representatives or employees.

(c)                                        If the Closing does not occur, all copies of the Information provided by Seller will be returned to Seller, and copies of any other Information obtained by or on behalf of Purchaser shall be delivered to Seller, within ten (10) days upon Seller’s request.  That portion of the Information which consists of analyses, compilations, forecasts, studies or other documents prepared by the Recipient Parties and which are based upon or contain summaries of the Information will, at Seller’s request, be destroyed (except to the extent a consultant retains a copy of any report prepared by it) and in all events shall continue to be subject to the terms of this Section 11.15 for two (2) years following the Effective Date.

(d)                                       The term “Information” shall not include such portions of the information which (i) are or become generally available to the public other than as a result of a disclosure by Purchaser or Purchaser’s agents, partners, representatives or employees, or (ii) are or become available to Purchaser on a non-confidential basis from a source (other than Seller or Seller’s agents) which is not prohibited from disclosing such information to Purchaser by a legal, contractual or fiduciary obligation.

(e)                                        If Purchaser or any of the Recipient Parties to whom Purchaser transmits the Information becomes legally compelled by order of a court or tribunal of competent jurisdiction to disclose any of the Information, Purchaser will (if time and law permits) provide Seller with prompt notice so that Seller may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11.15.

(f)                                          Neither Seller nor Purchaser shall make any public announcements or issue any press releases regarding the transaction contemplated by this Contract prior to Closing; after Closing, any such announcement or release by either party which contains the name of the other party, any direct or indirect partner or venturer in such other party, or any derivative of any of the foregoing shall be subject to the other party’s approval.

11.16                     Recording.  This Contract shall not be placed of public record.

11.17                     Counterparts.  This Contract may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

11.18                     No Third Party Rights.  Nothing in this Contract, express or implied, is intended to confer upon any persons other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Contract.

11.19                     No Joint Venture.  Notwithstanding anything to the contrary contained herein, this Contract shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other.

11.20                     Exhibits.  Exhibits A through I, inclusive, which are attached hereto and incorporated herein by reference.

11.21                     No Personal Liability.  No member, partner, investor, employee, officer, director or representative of Seller or Seller’s members shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated in this Contract.

11.22                     Real Estate Reporting Person.  Escrow Agent is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide.  Upon the consummation of the transaction contemplated by this Contract, Escrow Agent shall file the Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

11.23                     Exchange of Properties. Purchaser and Seller acknowledge that either Seller or Purchaser may desire to structure the transaction evidenced hereby as part of an exchange of properties (i) of like-kind within the contemplation of Section 1031 of the Internal Revenue Code, or (ii) involving condemnation proceeds within the contemplation of Section 1033 of the Internal Revenue Code.  Any such exchange of properties is referred to herein as an “Exchange”.  The parties agree to cooperate with each other in structuring such an Exchange provided that (a) such cooperation shall be without out-of-pocket cost or expense to the party not structuring such Exchange; (b) the party structuring such Exchange shall pay all of the other party’s out-of-pocket costs or expenses arising due to such Exchange; (c) the party structuring such Exchange shall give notice of the proposed structure of the Exchange at least two (2)

Business Days prior to the Closing Date; (d) no such Exchange structure shall require the party that does not structure such Exchange to hold legal or equitable title to any property other than the Property; and (e) no such Exchange or structuring in relation thereto shall delay or operate to postpone the Closing Date or any time periods set forth in this Contract, nor shall the obligations of any of the parties hereto be modified, amended or assigned as a result of any such Exchange.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

12.1                           Purchaser’s Representations and Warranties.  Purchaser hereby represents and warrants the following to Seller:

(a)                                  Purchaser is an Arizona corporation, which is duly formed, validly existing and in good standing under the laws of the State of Arizona and has the full right, power and authority to enter into, and to perform all of its obligations under, this Contract, and all persons signing this Contract and/or any documents and instruments in connection herewith on behalf of Purchaser have full power and authority to do so;

(b)                                 To Purchaser’s actual knowledge, there are no actions, suits or proceedings pending or threatened, before or by any judicial or administrative body, any arbiter or any governmental authority, against or affecting Purchaser which would affect Purchaser’s ability to perform its obligations under this Contract;

(c)                                  To Purchaser’s knowledge, neither the execution or delivery of this Contract nor the performance of Purchaser’s obligations under this Contract violates, or will violate, any contract or agreement to which Purchaser is a party or by which Purchaser is otherwise bound; and

(d)                                 Purchaser has (or as of the Closing Date will have) sufficient funds available to it to fund the payment of the Purchase Price at Closing.

12.2                           Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser as of the date hereof, and such representations and warranties be deemed remade by Seller to Purchaser as of the Closing Date:

(a)                                  Seller is a limited liability company which is duly formed, validly existing and in good standing under the laws of the State of Delaware and has the full right, power and authority to enter into, and to perform all of its obligations under, this Contract, and all persons signing this Contract and/or any documents and instruments in connection herewith on behalf of Seller have full power and authority to do so;

(b)                                 This Contract is, and all other documents executed by Seller pursuant hereto will be, duly authorized, executed, and delivered by Seller and is and will be the legal, valid, and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, and, to Seller’s Knowledge, this Contract and such documents do not and will not violate any provisions of any agreement, order or judgment to which Seller, is a party or to which it is subject;

(c)                                  To Seller’s Knowledge, Seller’s execution of this Contract, consummation of the transactions herein contemplated, and performance and observance of the obligations of Seller hereunder and under all other agreements and instruments herein mentioned to which Seller is a party will not conflict with or result in the breach of any law, regulation, order, writ, injunction or decree of any court or governmental authority or of any agreement or instrument to which Seller is now a party or to which it or the Property is subject, or constitute a default thereunder and, to Seller’s Knowledge, no consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Contract or the performance by Seller of the obligations to be performed by Seller under this Contract;

(d)                                 Seller has received no written notice from any city, county, state or other governmental authority of any violation of any law, statute, ordinance, regulation, or administrative or judicial order or holding with respect to the Property, which violation has not been corrected;

(e)                                  That to the best of Seller’s Knowledge, (i) the Property, or any part thereof, has never been used as a sanitary landfill or waste dump site; (ii) no underground storage tanks are present on the Property; (iii) there is no litigation with respect to the Property relating to Environmental Law violations; (iv) no notice of violation or other written communication has been received by Seller from a governmental agency or any other person or entity alleging or suggesting an Environmental Law violation on the Property; and (v) Seller has not deposited or released any “hazardous substance”, “hazardous waste”, “hazardous materials”, “pollutants”, or “contaminants” as defined by any Environmental Laws, on the Property in violation of Environmental Laws in existence as of the Effective Date.

(f)                                    To Seller’s Knowledge, there are not any existing or threatened litigation, condemnation or similar proceedings against or involving the Property or Seller’s interest therein;

(g)                                 There are no attachments, levies, executions, assignments for the benefit of creditors, receivership, conservatorship, or voluntary or involuntary proceedings in bankruptcy (or pursuant to any other debt or relief laws) filed by Seller, or, to Seller’s Knowledge, pending in any current judicial or administrative proceedings against Seller;

(h)                                 The Leases that are listed or referenced on the Rent Roll provided by Seller under Section 3.1(b), constitute all of the Leases affecting the Property, as such Rent Roll, is modified, amended or supplemented from time to time after the Effective Date in accordance with the Contract.  The Leases have not been modified or amended except as identified on the Rent Roll.  To Seller’s actual Knowledge,  (i) Seller has not sent written notice to any Tenant claiming that the Tenant is in default under its Lease, which default remains uncured; (ii) no person has or claims any right of occupancy or possession of any part of the Property except pursuant to a Lease or the Permitted Encumbrances; (iii) except as set forth in the Tenant Estoppels, no Tenant has asserted any defense, offset, claim or counterclaim in writing against Seller under a Lease, and Seller has not received notice of any default under any Lease; (iv) there are no Tenant improvement allowances or leasing commissions unpaid as of the date hereof that will not be either paid by Seller, prior to Closing, or escrowed at Closing, as provided above; (v) the Rent Roll reflects the actual rent due from Tenants under the Leases; (vi) except as set forth in the Leases and on the Rent Roll, no Tenant is entitled to any free rent, abatement of rent, or similar concession, and Seller has not accepted any prepaid rent or prepayment of any other sum due under the Leases for more than thirty (30) days in advance; (vii) Seller has delivered to Purchaser true and complete copies of all Leases entered into by Seller as landlord, and Seller has delivered to Purchaser true and complete copies of all other Leases in Seller’s possession; and (viii) the security deposits set forth on the Rent Roll are all the security deposits paid by the Tenants under the Leases.

(i)                                     Other than those service contracts, maintenance agreements, leasing commission or brokerage agreements, repair contracts, property management contracts, contracts for the purchase or delivery of labor, services, materials or goods, supplies or equipment or similar agreements entered into by or on behalf of Seller (A) which are included in the Delivered Documents, (B) which will be terminated prior to Closing, or (C) which are cancelable on no more than thirty (30) days’ notice without the payment of any termination fee or cancellation penalty (all of the foregoing contracts or agreements referenced in clauses (A) (B) or (C) hereof are collectively referred to as the “Contracts”), Seller does not have any other agreements presently affecting the Property other than the Leases and the Permitted Encumbrances.  Seller has delivered to Purchaser true and complete copies of each of the Contracts.  The Contracts represent the complete agreement between Seller and such other parties as to the services to be performed or materials to be provided thereunder and the compensation to be paid for such services or materials, as applicable.  Seller has no Knowledge of any default under any of the Contracts.

(j)                                     To the best of Seller’s Knowledge, the Delivered Documents prepared by Seller and delivered to Purchaser are or will be true, accurate, and complete and Seller does not know of any material misstatements contained in the Delivered Documents; provided that Seller does not represent and warrant the accuracy of projections or budgets.

(k)                                  For purposes of this Contract, the term “to Seller’s Knowledge” shall mean the present actual (as opposed to constructive or imputed) knowledge solely of Julie Echols (the asset manager), without any independent investigation or inquiry whatsoever.

(l)                                     If any representation or warranty made by Seller in this Contract is not true as of the date hereof (or as of the Closing Date), and Purchaser becomes aware of such untrue representation on or prior to Closing, then Purchaser shall have the right, as its sole and exclusive remedy (Purchaser hereby waiving all other remedies), either (i) to terminate this Contract in accordance with the provisions hereof by delivering written notice to Seller and the Escrow Agent prior to Closing, in which case the Earnest Money Deposit shall be paid to Purchaser, and neither Seller nor Purchaser shall have any further rights or obligations under this Contract, except as provided in Sections 3.2, 3.3, 8.1, 9.1, 11.10, and 11.15 hereof, or (ii) to elect to purchase the Property subject to such untrue representation or warranty without any adjustment to the Purchase Price.

(m)                               If, however, Purchaser first discovers such untrue representation or warranty after the Closing Date but within one (1) year after the Closing Date, then (a) Seller shall have no liability whatsoever unless and until the damages caused by such untrue representation or warranty exceed $32,000, and (b) Seller’s total liability, if any, to Purchaser or any other party with respect to any and all such untrue representations or warranties in the aggregate shall in no event exceed $320,000.00.

(n)                                 Notwithstanding anything contained in this Contract to the contrary, any and all representations and warranties of Seller contained in this Section 12.2 shall survive the Closing only for a period of one (1) year after the Closing Date and shall in all events be subject to the limitation on liability specified in the immediately preceding sentence.  From and after the expiration of such 1 year period, Seller shall have no liability whatsoever to Purchaser with respect to any such representations or warranties, as to which a claim was not made by Purchaser within such 1 year period (unless otherwise provided in Articles VIII, IX and XI).

[END OF PAGE; SIGNATURE PAGES FOLLOW]

EXECUTED by Seller the 15th day of January, 2004.

ADDRESS:	LSF PRESIDIO INVESTMENT I, LLC,
c/o Presidio Investments, Ltd.	a Delaware limited liability company
2001 Bryan Tower
Suite 2000
Dallas, TX 75201	By:	LSF Presidio Holdings, LLC, a Delaware limited liability
Attention: Julie Echols		company, its sole member
Telecopy No: 214.691.1930

		By:	Lone Star Fund III (U.S.), L.P., a Delaware limited partnership, its co-manager

With copies to:
			By:	Lone Star Partners III, L.P., a Delaware
Hudson Advisors				limited partnership, its general partner
717 N. Harwood
Suite 2200			By:	Lone Star Management Co. III, Ltd., its general partner
Dallas, TX 75201
Attn: Joe Jernigan
Telecopy No: 214.459.1475
				By:	Mary Etta Ford
AND				Name:	Mary Etta Ford
				Title:	Assistant Secretary

Baker Botts L.L.P.
2001 Ross Avenue		By:	Presidio Arizona Holdings LLC, a Texas limited
Dallas, TX 75201-2980			liability company, its co-manager
Attention: Jonathan W. Dunlay
Telecopy No: 214.661.4711			By:	Presidio Investments, Ltd., a Texas limited
partnership, its sole member

			By:	Centenary Partners, Ltd., a Texas limited partnership, its general partner

				By:	Continental Star Investments, Inc., a Texas corporation, its general partner

				By:	Michael G. Loftis
				Name:	Michael G. Loftis
				Title:	President

EXECUTED by Purchaser the 13th day of January, 2004.

ADDRESS:	AMERIVEST CAMELBACK INC.,
an Arizona corporation

AmeriVest Properties, Inc.
1780 South Bellaire Street
Suite 515	By:	John B. Greenman
Denver, Colorado 80222	Name:	John B. Greenman
Attention: John B. Greenman	Title:	Vice President
Telephone: 303.297.1800
Telecopy: 303.291.7353

With a copy to:

Steven G. Wright, Esq.
Isaacson, Rosenbaum, Woods & Levy, P.C.
633 Seventeenth Street
Suite 2200
Denver, Colorado 80202
Telephone: 303.292.5656
Telecopy: 303.292.3152

Attachments

Receipt and Acknowledgment
Exhibit A	-	Legal Description
Exhibit B	-	“As-Is” Certificate
Exhibit C	-	Form of Special Warranty Deed
Exhibit D	-	Form of Bill of Sale and Assignment of Leases and Service Contracts
Exhibit E	-	Form of Notice to Tenant
Exhibit F	-	Rent Roll
Exhibit G	-	Tenant Estoppel Certificate
Exhibit H	-	Intentionally Deleted
Exhibit I	-	Documents Requested For Due Diligence